[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Exhibit 10.58

User SAP Number:

Region:

EUROPEAN ADDENDUM

TO THE CLINICAL TRIAL COLLABORATION AGREEMENT
BETWEEN MEDTRONIC AND ARCA

This addendum (“Addendum”) is made as of September 14, 2016 and is to the Clinical Trial Collaboration Agreement (the “Collaboration Agreement”) made and entered into as of April 18, 2013 between ARCA biopharma, Inc., a Delaware corporation (hereinafter “ARCA”) and Medtronic, Inc., a Minnesota corporation (hereinafter “Medtronic”), as amended by the Second Amendment to the Collaboration Agreement entered as of August 28, 2014. This Addendum is for the purpose of supply and distribution of Medtronic devices and CareLink services within Europe under the Collaboration Agreement.

WHEREAS, ARCA and Medtronic have entered into the Collaboration Agreement with respect to GENETIC-AF and the Phase 2B Study;

WHEREAS, ARCA wishes to select and activate investigational sites in Europe for the GENETIC-AF study of approximately 20 sites in phase 2 and then up to 50 sites in the phase 3 portion of the study.

WHEREAS, the Parties wish to arrange for the supply and distribution of Medtronic Reveal devices and Medtronic CareLink services to investigational sites within Europe under the Collaboration Agreement;

WHEREAS, Medtronic Trading NL is engaged in the business of selling and distributing Medtronic Devices and CareLink services in Europe;

NOW THEREFORE, for good and valuable consideration the Parties agree to supplement and modify the terms and conditions of the Collaboration Agreement as follows with respect to investigational sites in Europe:

1.Definitions: Except as otherwise defined in this Addendum, all other capitalized terms shall have the meaning ascribed to them in the Collaboration Agreement. For the purpose of this Addendum, the following capitalized terms have the following respective meaning:

1.1

“CareLink” or the “CareLink System” means Medtronic’s proprietary remote monitoring service that provides secure access to data from patients who have certain Medtronic cardiac medical device implants, including Reveal, that is currently marketed by Medtronic in Europe.

1.2	“De-identify” and “De-identification” mean removal of information that identifies individuals in a manner that conforms with applicable laws.

1.3	“Effective Date” means the date when this Addendum is effective as stated in the preamble;

1.4

“Eligible Patient” means, for the purpose of this Addendum, any patient selected who (i) meets the criteria for participating in Phase 2B Study or the Phase 3 Portion, as the case may be, (ii) who has signed the corresponding approved patient informed consent form, and (iii) who has signed the Medtronic CareLink network enrolment consent form in accordance with the terms of use between the investigational site in Europe using CareLink network services for the commercial use of Medtronic Devices and the Medtronic Affiliate that provides CareLink in the country in which the investigational site is located.

1.5	“Governmental Authority” means any applicable federal, provincial, local or other governmental body with jurisdiction over the applicable subject matter.

1.6

“Privacy Laws” means laws and regulations with respect to the protection of personal information applicable in the country in which the investigational site is located that is transmitting a study subject’s CareLink Data.

1.7

“Regulatory Authority” means, for purposes of this Addendum when used herein or in the Collaboration Agreement, any Governmental Authority with jurisdiction over drug products or medical devices intended for human use in the country in which the applicable investigational site is located.

1.8	“Reveal LINQ System” means the Reveal LINQ insertable cardiac monitor, patient assistant device and MyCareLink™ patient monitor.

2.Adherence to Obligations in the Collaboration Agreement. This Addendum is intended to supplement the Collaboration Agreement with respect to the supply and distribution of Medtronic Reveal devices and CareLink services to investigational sites within Europe. For greater clarity, this means that this addendum does not modify the Collaboration Agreement with respect to the conduct of the study anywhere outside Europe. This Addendum shall only be read into the Collaboration Agreement with respect to the conduct of the study within Europe at European participating sites or dealings with Governmental Authorities for the European country in which the applicable investigational site is located.

3.Product Supply and Distribution.

3.1As between the Parties, Medtronic is responsible for the distribution, shipment and supply of the Reveal LINQ Systems to the investigational sites in Europe under the Collaboration Agreement. [ * ], the Reveal LINQ insertable cardiac monitors and patient assistant devices intended to be distributed to investigational sites in Europe under the Collaboration Agreement, and Medtronic or its Affiliate shall provide the use of a MyCareLink patient home monitor with each Reveal LINQ insertable cardiac monitor, [ * ]. Medtronic or its Affiliate shall ship such Reveal LINQ Systems to the investigational sites as directed from time to time by ARCA.

3.2ARCA will issue a purchase order request to Medtronic USA specifying the location where Reveal LINQ Systems are to be delivered (“Bill To: ARCA / Ship to: [specified investigational site(s) ]”) in order to supply and resupply each investigational site with the number of products needed. ARCA will provide Medtronic USA, with the following information that Medtronic USA will include as notes in the shipping documents with each product shipment to help ensure that Reveal devices are used only in the relevant study: Study Name, Study Coordinator, Room Number of Study Coordinator, Phone Number of Study Coordinator.

Purchase Orders to be sent to: Medtronic Cardiac Monitoring Clinical Research Team at [ * ]

3.3Medtronic or its Affiliate shall ship the requested number of Reveal LINQ Systems to the designated participating sites in Europe so that the devices are received generally within 2 working days, and no more than 4 working days after Medtronic USA’s receipt of ARCA’s purchase order.

3.4Upon shipment, Medtronic USA shall invoice to ARCA directly such Reveal LINQ Systems ordered by it from time to time under this Addendum, and ARCA shall pay such invoices to Medtronic USA directly. Medtronic shall provide ARCA with an invoice along with accompanying documentation, in a form satisfactory to ARCA [ * ]. Unless the Parties agree to use different terms, all invoices by Medtronic USA to ARCA shall be addressed to:

ARCA biopharma, Inc.,

11080 CirclePoint Rd., Suite 140

Westminster, Colorado 80020

United States

to the attention of:Accounts Payable

Telephone: [ * ]

Email: [ * ]

3.5Title to the Reveal LINQ insertable cardiac monitor devices and to the corresponding patient assistant devices shall transfer from Medtronic USA to the investigational site at the same time as the transfer of risk of loss.  Unless the CareLink agreement with the investigational site provides otherwise, there is no title transfer for the CareLink Service, or the MyCareLink patient home monitors provided as part of a Reveal LINQ System.  Medtronic’s applicable Affiliate retains title to the MyCareLink patient home monitor and patient receives a license to use them.

3.6Any and all training services performed and expenses incurred by Medtronic under this Addendum shall be invoiced to ARCA within a reasonable time after their performance or being incurred.  ARCA reserves the right not to pay invoices received more than 180 days after the date of performance of the corresponding service.

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

3.7Payments under this Addendum will be subject to applicable VAT taxes.

3.8ARCA shall send payments to Medtronic by electronic funds transfer to the address and financial institution Medtronic supplies to ARCA in writing from time to time

[ * ]

[ * ]

[ * ]

[ * ]

All payments shall be made by bank transfer to the account number provided by Medtronic in writing at least thirty (30) days before payment is due. Any and all costs related to the bank transfers shall be borne by Medtronic.  ARCA is not responsible for additional expenses and commissions charged by the bank(s) of the recipient.

3.9Medtronic agrees to provided Reveal devices and CareLink services in the Countries and to the investigational sites listed on Addendum Exhibit A attached hereto.  ARCA shall provide Medtronic with a complete list of the investigational sites and investigators and their addresses, including telephone numbers, that ARCA requests Medtronic to support, which shall be annexed to this Addendum as Addendum Exhibit A as the information becomes available and Medtronic and ARCA agree to adding these sites to Exhibit A.  Medtronic will support investigational sites in [ * ] and such other countries and sites the Parties agree to by adding them to Addendum Exhibit A.  The Parties will date and initial the Addendum Exhibit A as it is updated from time to time as new sites are added or new information becomes available.

3.10ARCA’s obligation to pay the purchase price or services fees and expenses due under this Addendum survives termination and expiration of this Addendum.

3.11Each of ARCA and Medtronic shall designate at least one person to act as the primary contact for the Party for this Addendum and shall primarily direct their communications relating to this Addendum through that person.  Medtronic designates Richard L Clark, Sr Director Business Development, Cardiac Monitoring in Clinical Research, for contract related communications and Melody LaBeau, Sr. BioPharma Program Manager, for operational communications; and ARCA designates Laura Emery, Senior Director, Clinical Operations.  A Party can change its designation by notifying the other party in writing. To support adequate product supply, ARCA shall provide Medtronic with a provision/distribution plan per European investigational site approximately one month prior to study start, and shall provide an updated version promptly after changes in the enrolment forecast.  Such plans and forecasts are not binding on ARCA, which is not obligated to purchase the number of Reveal LINQ Systems forecasted. ARCA will collaborate with Medtronic and mutually agree on the amount of product to be stocked at individual sites to minimize product waste and inventory costs.

4.CRMA Services.

4.1As between the Parties, Medtronic’s Affiliates shall not be providing CRMA Services, which shall be performed solely by Medtronic.

4.2[ * ]. Medtronic is not obligated to provide CareLink Services to an investigational site that does not have a current CareLink Network Services Agreement in place.

4.3If the CareLink Primary User for an Eligible Patient is not the investigator selected by ARCA prior to the Eligible Patient starting his or her participation in the study, ARCA shall arrange for the existing CareLink Primary User to adjust the CareLink settings so that ARCA’s selected investigator becomes the CareLink Primary User. ARCA acknowledges that neither Medtronic nor its Affiliates change CareLink settings for physician users and ARCA’s failure to arrange for the investigator to be the CareLink Primary User for the Eligible Patient means Medtronic cannot provide CareLink Services for the study for that patient.

5.Conduct of GENETIC-AF.

5.1A new section 2.2(a)(1) is added to the Collaboration Agreement as follows:

“(a) GENETIC-AF shall be conducted in accordance with the requisite approvals of the applicable Regulatory Authorities and according to the Protocol, provided that the Protocol may be revised based on the determination of the Steering Committee as a result of Regulatory Authority guidance or other factors.”

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

5.2Section 2.2(b) of the Collaboration Agreement is replaced for the purposes of this Addendum by the following:

“(b) The sponsors of GENETIC-AF shall comply with all applicable laws and regulations governing sponsors of clinical trials and shall be responsible for complying with agreements with the institutions representing the investigational sites, and providing appropriate information to and monitoring of the investigators so that GENETIC-AF is performed by those investigators in conformance with generally accepted standards of good clinical practice, with the protocol and with all applicable local, state, provincial and federal laws and regulations governing the performance of clinical investigations. ARCA shall be responsible for and have the sole responsibility to conduct all regulatory activities to secure approval of all applicable Regulatory Authorities for GENETIC-AF.”

5.3An additional sentence of Section 2.2(c) of the Collaboration Agreement is added as follows:

“Additional support from Medtronic Affiliates for investigational sites in Europe requires prior mutual agreement of ARCA and Medtronic.”

5.4An additional sentence of Section 2.2(c) of the Collaboration Agreement is added as follows:

“Except as otherwise provided in this Agreement, Medtronic Affiliates shall not be responsible for the payment of any costs relating to the conduct of GENETIC-AF at European investigational sites, whether direct or indirect.”

5.5A new Section 2.2(d)(1) of the Collaboration Agreement is added as follows:

“(d) ARCA shall include in the informed consent and research authorizations required to be signed by GENETIC-AF participants the appropriate language to permit the Parties to have access to and utilize the data as provided in this Agreement, in particular the right to use the De-identified Study Data, the CareLink Data and the Combined Study Data for research and commercial purposes pursuant to Sections 3.1, 3.2 and 3.3, respectively, and in compliance with all applicable Privacy Laws.”

6.General; CRMA Committee.

6.1Section 4.3(c) of the Collaboration Agreement is amended for the purposes of this Addendum by adding the following sentence at the end:

“In addition, in connection with any such regulatory submissions to the applicable Regulatory Authorities regarding the Drug Product, the Parties agree that the CRMA Committee or ARCA, as the case may be, shall also consult with Medtronic concerning such filings and coordinate any input from Medtronic in the filings as necessary or advisable.”

6.2If the Parties fail to reach agreement on a matter related to Section 6.1 of this Addendum (including the substantive elements of Section 4.3(c) of the Collaboration Agreement, as amended by this Addendum with respect to regulatory submissions to the applicable Regulatory Authority), then any Party may by written notice to the other Parties invoke the dispute resolution procedure set forth in Article X, unless otherwise indicated in the Collaboration Agreement.

7.Phase 2B Study; CRMA Services.

7.1An additional sentence of Section 5.1(a) of the Collaboration Agreement is added as follows:

“The AF Burden Substudy Protocol will also require that all patients be enrolled in CareLink and have consented prior to their CareLink Data transmission to the standard CareLink Network Services Agreement consent form required for the country in which the investigational site is located.”

7.2A new Section 5.1(b) (1) of the Collaboration Agreement is added, as follows:

“(b) The investigator nomination criteria for any investigational site in Europe that ARCA desires to add to Addendum Exhibit A will (i) require that all candidates are at an investigational site that has an active existing CareLink Network Services Agreement in force, and (ii) either require that all candidates are CareLink users or attempt to determine which investigators are not CareLink users. ARCA and Medtronic will agree on the suitability of proposed investigational sites before they are added to Addendum Exhibit A.  Medtronic shall provide for the delivery of training to investigators on the implantation of the Reveal device prior to performing this procedure if they are not already trained, [ * ]. Upon request, Medtronic will provide documentation to ARCA attesting the training provided to clinical Investigators on the

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended implantation of the Reveal device. In the case of investigators that are not CareLink services users, upon prior written request by ARCA to Medtronic specifying the name(s) and institution of study personnel to be trained, Medtronic shall provide additional training services for investigators who are not CareLink users on the use of the CareLink network,  the MyCareLink patient home monitors or the CareLink website, and Medtronic [ * ] if training is requested to be provided on site. If a CareLink trainer must provide the training on site, [ * ].”

7.3For purposes of this Addendum, Sections 5.2 and its subparts (a) and (b) of the Collaboration Agreement are replaced with the following:

“Medtronic and ARCA shall agree on an enrollment plan for the Phase 2B Study and Phase 3 Portion to ensure that all patients eligible for the study are actively enrolled, including those with existing Medtronic Devices and those willing to have a Reveal device implanted. Eligible patients without a Medtronic Device, who agree to have a new device implanted, will be implanted with a Reveal without unreasonable delay. Medtronic shall ensure that sufficient Reveal devices and MyCareLink patient monitors are reasonably available to ARCA’s Phase 2B Study and Phase 3 Portion investigational sites in Europe in order to avoid unreasonable delay in the enrollment process, and Medtronic shall be responsible for distributing Reveals to the Study sites in Europe that require them based on device orders from ARCA. Medtronic shall provide training and technical support for Medtronic Devices, including training relating to insertion and use of Reveals. Medtronic shall provide training on CareLink services to investigators at European investigational sites who are not pre-existing CareLink users upon prior written request by ARCA to Medtronic at its standard service fees set out in Section 5.1(b) above. [ * ] As between the Parties, [ * ]. The Parties agree that neither Medtronic nor its Affiliates shall owe compensation to ARCA for the work performed by Medtronic under this Agreement and neither Medtronic nor its Affiliates shall be liable to ARCA or to any third party for any other payments which may be associated with the Collaboration Agreement, including this Addendum, or with any of the services provided hereunder.”

7.4As between the Parties, with respect to Section 5.3(e) and Section 5.4 of the Collaboration Agreement and consistent with Section 4 of this Addendum, Medtronic shall provide the mutually agreed analysis assistance to ARCA on the CareLink Data, and the CRMA Services, rather than a Medtronic Affiliate.

7.5The following sentence shall be added to Section 5.4 of the Collaboration Agreement: “Medtronic support for the reimbursement process for Reveal and the MyCareLink patient monitors shall not apply to Genetic AF European sites.

7.6A new Section 5.5(a)(1) of the Collaboration Agreement shall be added as follow:

“(a) ARCA will, through the CRMA Committee, involve Medtronic in all regulatory communications and actions that implicate Medtronic’s rights and duties under this Agreement, or that implicate the use of Medtronic Devices, and shall provide a copy to and involve Medtronic where those regulatory communications concern a Regulatory Authority as defined under this Addendum. Medtronic will consult on the regulatory process related to conducting GENETIC-AF, as reasonably requested by ARCA. The Parties do not believe that an Investigational Device Exemption (“IDE”) or an Investigational Testing Authorization under applicable law will be necessary in order to use Reveal in the Phase 3 Portion, and the Protocol shall not be amended in a way that will require use of Reveal in a manner inconsistent with Regulatory Authority approval of Reveal, the MyCareLink patient home monitor, or the CareLink network system. Medtronic, however, agrees to file and prosecute any regulatory application or submission that in Medtronic’s sole judgment is required by any Regulatory Authority in order for Medtronic to perform the CRMA Services required by this Agreement.”

7.7A new Section 5.5(b)(1) of the Collaboration Agreement shall be added as follows:

“(b) ARCA will consult with, and allow participation by Medtronic on a reasonable basis regarding the content of any submissions to Regulatory Authorities (as defined in this Addendum) related to the GENETIC-AF trial or any Drug Product Application to the extent it involves the CRMA Services, Medtronic Devices, or the Medtronic Field of Use; provided that, as between the Parties, Medtronic shall file with the applicable Regulatory Authority all required reports of problems with or complaints about Medtronic Devices that arise in the course of conducting Phase 2B Study or the Phase 3 Portion, and shall file with the applicable Regulatory Authority any required notice of field corrective action (“recall”) that affects Medtronic Devices used in the study, should such a field action occur. ARCA will provide Medtronic with the opportunity to attend or participate in all substantial contacts, including meetings and conference calls between ARCA and any Regulatory Authority regarding the CRMA Services, Medtronic Devices, or the Medtronic Field of Use. Medtronic will consult with, and allow participation by ARCA on a reasonable basis regarding the content of any submissions to the FDA related to the CRMA Services, and will provide ARCA with the opportunity to attend or participate in all substantial contacts, including meetings and conference calls, between Medtronic and the applicable

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Regulatory Authority related to the CRMA Services or Medtronic Devices. Medtronic is responsible for submitting reportable events relating to Medtronic Devices to the relevant Regulatory Authority. At Medtronic’s request and as further specified in Section 12.7 of the Collaboration Agreement (as amended for the purposes of this Addendum), ARCA shall cooperate diligently with Medtronic in the investigation of medical device complaints, and Medtronic shall determine their reportability under Medtronic’s regulatory obligations as the device manufacturer. Notwithstanding the foregoing, each Party shall notify the other Parties of any oral or written communications to or from a Regulatory Authority, on matters relating to the CRMA Services or the Medtronic Devices used in the study(ies), and shall provide the other Parties with copies of such communications reasonably promptly and give the other Party the right to review and participate in any response to any such communications.”

8.Inventions; Confidentiality; Publicity

8.1Section 6.1 of the Collaboration Agreement is amended for the purposes of this Addendum by adding the following sentence at the end of the Section:

“For greater certainty, it is understood by the Parties that this joint ownership means that each Party shall be free to do the following without consent of the other joint owner(s), but subject to Section 6.2 : (i) utilize the Joint Inventions as provided in this Agreement, (ii) assign all or any part of its interest in a Joint Invention to an Affiliate or to a third party, or (iii) license such Joint Inventions to any third party in their respective fields of use in accordance with the Collaboration Agreement without having to account to the other joint owner(s) for profits earned from licensing.”

9.Representations, Warranties and Covenants

9.1ARCA represents and warrants that all material consents, approvals and authorizations of all Governmental Authorities and other persons required to be obtained by ARCA, including any required Clinical Trial Authorization in connection with the conduct of the GENETIC-AF trial, as applicable, have been and shall be obtained by ARCA prior to initiating the Phase 2B Study, the AF Burden Substudy or the Phase 3 Portion at a European investigational site.

10.Term and Termination

10.1This Addendum shall remain in force for the term of the Collaboration Agreement, and expires upon expiration or earlier termination of the Collaboration Agreement for any reason, provided that Medtronic may terminate this Addendum with respect to a particular European country as provided below:

(a)

upon at least sixty (60) days written notice to the other Parties after the applicable Regulatory Authority advises any Party, or issues any written decision, pronouncement, or other communication, including but not limited to letters, emails, website information, final guidance documents, or final rulemaking, either to the Parties or to Third Parties, which provides a reasonable basis for concluding that the Regulatory Authority will not allow the GENETIC-AF study to enroll or proceed at investigational sites in such country; or

(b)

upon at least ten (10) days written notice given within thirty days after an action, authorized or unauthorized, is taken by the Steering Committee, (e.g. an amendment) that (i) materially expands Medtronic’s obligations hereunder beyond those Medtronic voluntarily undertakes by entering into this Addendum, or (ii) causes the proposed use of the Medtronic Devices, the MyCareLink patient home monitors or the CareLink network services to become outside the scope of their respective licensed indications in such country.

12[ * ] and Distribution.

For purposes of this Addendum Article XII of the Collaboration Agreement is edited to read as follows:

12.1Reveal devices provided pursuant to this Agreement will be ordered from Medtronic by ARCA on behalf of the Genetic-AF study sites in Europe in a mutually agreed manner, shipped by Medtronic to the Genetic-AF study site identified by ARCA in its order.  Medtronic will pay the shipping costs incurred to ship to the site and risk of loss passes to ARCA upon shipment.   ARCA shall only order devices for European study sites that require them for the Genetic-AF study.  Medtronic shall provide ARCA with an invoice along with accompanying documentation, in a form satisfactory to ARCA, for the agreed fees for devices and services provided by Medtronic pursuant to this Agreement.  [ * ].  The Parties’ obligation to pay fees due pursuant to the Agreement survives termination and expiration of the Agreement.

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

12.2ARCA represents and warrants it will not, and will not allow European sites participating in the Genetic-AF study to use the Reveal devices provided by Medtronic pursuant to this Agreement for any purpose other than the Genetic-AF study.  ARCA is responsible for the proper care, maintenance, loss, theft or mysterious disappearance of the Reveal devices provided under this Agreement.  .

12.3ARCA represents and warrants that it will have agreements in place with study sites that require study sites to use the Reveal devices only for the purpose of the study, [ * ], obtain review and approval of the Genetic-AF study from an ethics committee, and obtain informed consent from study subjects.

12.4ARCA shall not decompile, reverse engineer, disassemble or otherwise analyze any portion of the Reveal devices or Reveal LINQ Systems provided by Medtronic hereunder.

12.5THE REVEAL DEVICES AND REVEAL LINQ SYSTEMS PROVIDED TO ARCA BY MEDTRONIC HEREUNDER ARE PROVIDED “AS-IS”, WITHOUT ANY WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY THAT THE USE OF THE MEDTRONIC MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF ANY THIRD PARTY.

12.6ARCA shall indemnify, defend and hold harmless Medtronic, its respective trustees, officers, agents and employees (collectively “Indemnitees”) against any third part claims, actions, suits or judgments (“Claims”) made or instituted against Indemnitees to the extent they are caused by ARCA’s purchase and return of the Reveal devices and Reveal LINQ Systems hereunder, except to the extent the recovery in a Claim is caused by an act or omission of Medtronic.

12.7An additional sentence shall be added to Section 12.7 of the Collaboration Agreement as follows:

“ARCA shall assist and cooperate with Medtronic with respect to fulfillment of Medtronic’s legal and regulatory obligations applicable to Reveal devices and Reveal LINQ Systems provided hereunder.  In particular, in order to meet timelines for reporting to Regulatory Authorities, ARCA shall notify Medtronic as soon as possible, but in any event within 48 hours of becoming aware of any reported incident that comes to their attention involving a device that is sold by Medtronic under this Addendum and that:

(a) is related to a failure of the device or a deterioration in its effectiveness, or any inadequacy in its labelling or in its the directions for use; and

(b) has led to the death or a serious deterioration in the state of health of a patient, user or other person, or could do so were it to recur.

Medtronic shall report these incidents to Regulatory Authorities as required. ARCA, as sponsor, and/or ARCA’s clinical investigators shall report them to Research Ethics Boards / Ethics Committees / Institutional Review Boards or other recipients if and as required.

Medtronic shall maintain complete and accurate records concerning the post-market traceability of the Medtronic Devices purchased by ARCA. Medtronic shall maintain records concerning traceability for a minimum period corresponding to the forecasted lifetime of the Medtronic Devices required to be so registered. The device tracking system shall record or allow retrieval of product information as needed to comply with all legal requirements applicable to Medtronic in the applicable jurisdiction.”

13General Provisions.

13.1The Parties are independent contractors, personnel of each Party shall be employees or agents of such Party and under no circumstances are such personnel to be considered employees or agents of another Party. Each Party shall have the sole responsibility for the conduct of its employees or agents, and for the payment of their entire compensation, including salary, withholding of income and social security taxes, workers’ compensation, employee and disability benefits, unemployment insurance and the like.

13.2With regard to data protection and privacy of Patient information, Medtronic shall process all personal data in compliance with any applicable laws, rules, guidelines and regulations such as the EU Data Protection Directive 95/46/EC (“Data Protection Directive”) (collectively "Data Protection Legislation") and in accordance with this Agreement or as otherwise instructed by ARCA.  ARCA represents and affirms to Medtronic that ARCA has complied with, and will continue to comply with its obligations under the Data Protection Legislation.

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

With regards to Patient information from investigative sites located outside the United States, the terms “Data Controller”, “Data Processor”, “Processing”, and “Personal Data” have the meaning given them in the Data Protection Directive.  The Parties agree that ARCA is the Data Controller for the processing of the Personal Data for the purpose of conducting the Study, and Medtronic is the Data Processor acting on behalf and under instructions of ARCA.

ARCA is responsible for compliance with the Data Protection Directive and the national laws implementing the Data Protection Directive. ARCA is responsible for the lawfulness of the Processing of Personal Data, including obtaining explicit consent from the Patients for the Processing of the health data of the Patients by Medtronic.  ARCA shall answer patients’ requests, and, if and to the extent applicable, update and modify the notification to, or obtain approval from, the competent data protection authority. ARCA shall issue written instructions, regarding the scope and the specific requirements for the Processing of the Personal Data by Medtronic. Medtronic shall not be obliged to conduct any Processing of Personal Data in the absence of such written instructions.

Medtronic shall Process the Personal Data in compliance with this Agreement, and the written instructions referenced in this Agreement and as otherwise mutually agreed. Medtronic shall have appropriate technical and organizational measures in place to protect the Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of Processing. Medtronic shall be authorized to make use of subcontractors for the Processing of Personal Data which may be located outside of the European Economic Area and Switzerland in countries not providing an adequate level of protection in the meaning of the Data Protection Directive.

13.3ARCA acknowledges that Medtronic operates through a number of Affiliates in Europe and that Medtronic is entitled to perform its obligations hereunder through its Affiliates, except as otherwise provided.  Medtronic is responsible to ARCA under this Agreement for the acts and omissions of its Affiliates as if Medtronic rather than the Affiliate was engaged in the activity that involved the act or omission.  ARCA shall, upon request, negotiate and execute mutually agreed agreements with Medtronic Affiliates that may be necessary to effectuate the purpose of this Addendum.

13.4Except as expressly and specifically amended herein, all other provisions of the Collaboration Agreement continue in full force and effect, including as to the performance of the Collaboration Agreement at Canadian investigational sites.

13.5This Addendum forms part of the Collaboration Agreement and is appended thereto as its Appendix C.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

MEDTRONIC: MEDTRONIC, INC. 8200 Coral Sea St NE(MVS23) Mounds View, MN 55112 United States Attn: Email: Fax:	ARCA ARCA biopharma, Inc. 11080 CirclePoint Rd, Suite 140 Westminster, Colorado 80020 United States Attn: Email: Fax:
By/s/ Chris Landon Print Name Chris Landon Print TitleVice President DateSeptember 16, 2016	By/s/ Chris Ozeroff Print Name Chris Ozeroff Print Title SVP & General Counsel DateSeptember 19, 2016

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

EUROPEAN ADDENDUM EXHIBIT A

Investigation Sites and Agreed Countries

A.	Agreed Countries: [ * ]

B.	Investigation Sites:

PI name and title	Site name (including dept)	City	Country
[ *

]

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Update Date: _____

ARCA Initials: _____

Medtronic Initials: ________

[*] = Certain confidential information contained in this document, marked by brackets is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended